Exhibit 4.3.2


                                 ACTIVCARD S.A.

                          1998 FRENCH STOCK OPTION PLAN
                     (As Amended and Restated July 24, 2000)

Pursuant to articles 208-1 to 208-2 of the Law of 24 July 1966 (hereinafter to be referred to as the "Commercial Enterprises Law"), the General Shareholders Meeting of ACTIVCARD (hereinafter to be referred to as "ACTIVCARD S.A."), meeting on June 4, 1998, approved the creation of a stock option plan (hereinafter to be referred to as the "1998 Plan") intended for employees of ACTIVCARD S.A. and its subsidiaries, specifically the French subsidiaries ACTIVCARD EUROPE SA and ADV Technologies (hereinafter referred to as the "ActivCard Group"). The purpose of this document is to define the conditions for allocating the Options to the employees of the ActivCard Group within the framework of the 1998 Plan, in accordance with the resolutions of the Board of Directors of ACTIVCARD S.A.:

1.   Definitions. The following terms shall have the definitions assigned below:

     (a) The term "Administrator" shall refer to the Board or any Committee appointed to manage the Plan.

     (b) The expression "Applicable law" shall refer to any legal conditions relating to management of the stock option plans, in accordance with the current provisions of the Commercial Enterprises Law, the General Tax Code, the applicable rules of the Stock Exchange and French legal provisions applying to Options allocated by corporations subject to French law.

     (c)  The term "Board" shall refer to the Corporation's Board of Directors.

     (d)  The term "Code" shall refer to the General Tax Code.

     (e) The term "Committee" shall refer to any committee established by the Board to manage the Plan.

     (f)  The term "Corporation" shall refer to ACTIVCARD S.A.

     (g) The expression "Employment contract" shall mean that the employer-to-employee ties involving the Corporation, a parent company or a Subsidiary have been neither suspended nor terminated.

     (h) The term "Employee" shall mean any individual, including an officer or a corporate representative, employed by the Corporation, a Parent company or a Subsidiary.

     (i) The expression "Transactions Law" shall refer to the amended version of the 1934 U.S. "Securities Exchange Act."

     (j) The expression "Market Value" shall mean the value of a Share, regardless of the date; this value shall be converted, if necessary, using as the exchange rate the

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          purchase rate at noon, as reported by the Federal Reserve Bank of New
          York for the currency in question. This value shall be set as follows:

          (i) If the shares are traded on a Stock Exchange or on an established national market, including the EASDAQ, the NASDAQ National Market (trading of over-the-counter shares) or the NASDAQ Small Cap Market on the NASDAQ exchange, the market value of a share shall be the closing sale price of such Share (or the ask price at the close, if no sale has been recorded) quoted on this system or on this stock exchange on the day the value is set, as published by The Wall Street Journal or any other source which the Board deems reliable.

          (ii) In the event that the Shares are regularly traded by an approved broker but that the sale price is not published, the Share's Market Value shall be the average between the Share's bid and ask prices on the day the value is set, as published by The Wall Street Journal or any other source which the Board deems reliable.

          (iii) In the absence of an established market for the Shares or Common Stock, the Market Value shall be set in good faith by the Board of Directors.

     (k) The term "Option" shall refer to a stock option allocated in accordance with the Plan.

     (l) The expression "Stock Option Agreement" shall mean an agreement entered into in writing or electronically, attesting to the allocation of an Option, signed by the Corporation and the Beneficiary, as well as any addenda corresponding thereto.

     (m) The expression "Shares covered by the Option" shall refer to the Shares covered by an Option.

     (n) The term "Beneficiary" shall refer to an Employee who benefitted from an Option within the framework of the Plan.

     (o) The expression "Parent company" shall refer to a current or future parent company, as defined by Article 208-4 of Law No. 66-537 of July 24, 1966.

     (p)  The term "Plan" shall refer to the 1998 French Stock Option Plan.

     (q)  The term "Share" shall refer to a common Share of the Corporation.

     (r) The term "Subsidiary" shall refer to a current or future subsidiary as defined by Article 208-4 of Law No. 66-537 of July 24, 1966.


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2.   Shares covered by the Plan.

     (a) Subject to the provisions of article 9 below, the maximum total number of Shares that may be covered by an Option and be subscribed within the framework of the Plan is 1,200,000 Shares.

     (b) In the event that an Option expires or can no longer be exercised because it was not completely exercised or if it has been returned within the context of an Option exchange program, the Shares not issued may be allocated later within the Plan framework. Shares actually issued within the Plan framework may not be distributed later within the Plan framework.

3.   Plan Management.

     (a) Plan Administrator. The Plan shall be managed (A) by the Board or (B) by a Committee (or a sub-committee of such Committee) appointed by the Board and under its direction; once appointed, the Committee shall remain in operation for the stipulated purposes until such time as the Board resolves otherwise. The Board shall be advised at regular intervals, of at least once per year, as to the Committee's decisions.

     (b) Authority of the Administrator. Subject to applicable law and the provisions of the Plan (including any other authority granted to the Administrator by this Agreement) and unless stipulated to the contrary by the Board, the Administrator may:

          (i) select the employees to which to distribute any Options provided for by this Plan;

          (ii) determine whether, and to what extent, the Options shall be allocated;

          (iii) determine the number of Shares covered by each Option granted pursuant to the Plan;

          (iv) approve the form of the Option Agreements used within the Plan framework;

          (v) determine the conditions of any Option allocated within the framework of such Plan;

          (vi) define the additional conditions, rules or procedures in order to conform to French regulation or law and offer the Beneficiaries favorable treatment within the framework of such Law, provided, however, that no Option distributed pursuant to such conditions, rules or procedures contain conditions contrary to the provisions of the Plan;

          (vii) interpret the conditions of the Plan and the Options allocated in accordance with the Plan; and


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          (viii) take any measures that it deems appropriate, provided that they not be inconsistent with the provisions of this Plan.

     (c) Consequence of the Administrator's decisions. All decisions and interpretations of the Administrator shall be final and binding on all parties involved.

4. Allocation conditions. Options may only be allocated to Employees of the Corporation subject to French tax law. An employee benefitting from an Option may be granted additional Options. Pursuant to article 208-2 of the Commercial Enterprises Law, no option may be approved for an employee that directly or indirectly holds over 10% of the capital of ACTIVCARD S.A.

5.   Conditions of the Option.

     (a) Conditions of the Option. Subject to the Plan conditions, the Administrator shall set the terms and conditions of each Option. If the employment contract is suspended, the schedule for exercising the Options shall be successively carried forward.

     (b) Validity of the Option. The validity of each Option shall be the duration specified in the Option Agreement and shall not extend beyond seven (7) years after the allocation date of the Option.

     (c) Non-transferability of the Options and Share subscription rights. Unless the Administrator resolves otherwise, no Option may be sold, pledged, assigned, encumbered with a mortgage, transferred or transmitted in any fashion whatsoever other than through a will or by virtue of the right of transfer or distribution of assets; the Option may only be exercised by the Beneficiary so long as he is alive.

     (d) Options Allocation Date. For all due purposes, the Allocation Date of an Option shall be the date on which the Board allocates the Option. A notification of allocation of such Option shall be issued to each Employee benefitting from such Option within a reasonable period after the Allocation Date.

6.   Share Price and payment conditions; taxes.

     (a) Share Price. The price per Share shall not be less than 100% of the Market Value per Share on the Allocation Date, nor less than the average price quoted on a stock exchange regulated by a member State of the OECD during the course of the twenty trading sessions prior to the Option Allocation Date.

     (b) Payment conditions. Subject to current law, the payment conditions for Shares issued following the exercise of an Option shall be set by the Administrator.

     (c) Taxes. Shares subject to the Plan shall not be issued to the Beneficiary or to a third party unless the Beneficiary or such third party takes every measure, in concert with the Administrator, to discharge all foreign, domestic and local tax

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

          obligations as well as any social charges. After the exercise of an Option, the Corporation may withhold or receive from the Beneficiary an amount sufficient to discharge its tax obligations.

          The Corporation has made its best efforts to ensure that this Option Agreement and the Plan are consistent with current French tax law. The Corporation refuses any liability if it is found not to apply for any reason whatsoever, specifically a change in the law.

     (d) Registered form and information. Shares acquired within the Option framework shall be kept in registered form by the Corporate Transfer Agent (currently Paribas) until their sale by the Beneficiary. The latter shall inform the Corporation of the detailed conditions for the sale of the Shares in order to allow it to complete the corresponding tax returns.

7.   Exercise of the Option.

     (a)  Procedures; Shareholder Rights.

          (i) All Options allocated within the framework of this Agreement shall be deemed as having been acquired and may be exercised in the following fashion: Fifty percent (50%) of the Options shall be exercisable two years after the Allocation Date (as specified in the Allocation Notice addressed to the Beneficiary) and one-forth-eighth (1/48) of the additional Options shall then be exercisable every month for 24 months, provided that the Beneficiary remain a Member of the Corporation's personnel on those dates. Personnel subject to French Law may not sell any Option prior to the end of a three-year period beginning two years after the Allocation Date (or 5 years in all) except pursuant to article 91-ter Ann 2 of the CGI and unless stipulated to the contrary by the Board following a change in the laws.

          (ii) An Option shall be deemed as exercised when a written notification to this effect has been provided to the Corporation in accordance with the conditions of the Option by such individual as may exercise it and the Corporation has received complete payment for the Shares covered by the Option. Until issuance of the Shares (as attested to by the corresponding registration in the Corporation's books or as confirmed by its Transfer Agent), the Shares subject to the Option shall confer no voting right, right to receive dividends or any other right corresponding to the shareholders, notwithstanding the exercise of the Option. The Corporation shall issue (or cause to issue) its Shares immediately after the exercise of the Option. No adjustment shall be made concerning a dividend or any other right involving a registration date prior to the issuance date of the Shares, unless stipulated otherwise in the Option Agreement or in
                 Section 9(a) below.


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

     (b) Exercise of the Option Following Expiration of Status as Permanent Employee of the Corporation. In the event of a Beneficiary's cessation of employment (other than for reasons of disability), he may, for three (3) months only following the date of cessation of his employment (but in no case beyond the expiration date of the Option's validity as set forth in the Option Agreement), exercise his Option to the extent that he was entitled to exercise it on the date of cessation of his employment or any other period set by the Administrator. In the event that the Beneficiary dies within three (3) months following the cessation of his employment, his heirs or such party as acquires the right to exercise the Option by legacy or inheritance may exercise the Option, to the extent that the Beneficiary could have exercised it on the date of cessation of his employment, within six (6) months after the date of the latter's death, but in no case after the validity expiration date specified in the Option Agreement.

     (c) Death of the Beneficiary. In the event of a Beneficiary's death, the Option may be exercised at any time within twelve (12) months after the date of death (but in no case after the validity expiration date specified in the Option Agreement), by his heirs or any third parties having received by legacy or inheritance the right to exercise the Option, only to the extent that the Beneficiary could have exercised the Option on the date of his death. If, at the time of death, the Beneficiary could not have completely exercised his Option, the Shares forming part of the portion of the Option still not capable of being exercised shall immediately revert to the Plan. If, after the death, the heirs of the Beneficiary or any third party having acquired by legacy or inheritance the right to exercise the Option fail to exercise it within the specified periods, the Option shall be cancelled.

8.   Conditions Deriving from Issuance of the Shares.

     (a) Shares shall not be issued following the exercise of an Option unless the exercise of such Option and the issuance and delivery of the Shares subject thereto are consistent with current law; moreover, in order to verify such consistency, they may be subject to approval by the Corporation's attorney.

     (b) The Corporation may make exercise of the Option contingent upon the obligation, by such party as exercises the Option, to declare and attest that it did not subscribe the Shares except for purposes of placement and without intending to sell or distribute them if the Corporation's attorney believes that current law requires such a statement.

9. Adjustments made in the event of a change in capital, merger or sale of assets.

     (a) In the event that the Corporation undertakes any of the financial transactions mentioned in article 195, paragraphs 5 and 6 and article 196, paragraphs 1 and 3 of the Commercial Enterprises Law, the Board shall review, under the conditions provided for by Law, the current number and Exercise Price of the Options, in order to take into account the effects of the financial transaction in question. At the time of such transaction, the Board may temporarily suspend the rights to


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

          exercise the Option for the period during which the capital stock must remain unchanged.

     (b) In the event of a merger of the Corporation with or within another Company, or the sale of the majority of its assets, each outstanding Option shall be transferred, or an Option or an equivalent right shall be granted by the corporation succeeding it, or a Parent corporation or Subsidiary of such successor.

          In the event that the successor refuses to transfer the Option or to substitute an equivalent for it, the Beneficiary may completely exercise the Option on all Shares forming part thereof, including those on which it would not normally have been able to exercise any right or which it would not have been able to subscribe. In such a case, where the Option may be completely exercised in the absence of transfer or replacement, the Administrator shall inform the Beneficiary in writing that he has a period of fifteen (15) days after such notification to exercise the Option. After such period, the Option shall be canceled. For purposes of this paragraph, an Option shall be deemed as transferred if, following a merger or sale of assets, the Option or the right permits, for each Share resulting from the exercise of the Option under the conditions immediately preceding the merger or sale of the assets, the subscription or receipt of consideration (in shares, cash or other securities or assets) received during the merger or sale of the shares by the holders of the Shares for each Share held on the date the transaction was realized (and if the holders had a choice, the type of consideration chosen by the holder of the majority of the outstanding Shares); provided, however, that the consideration received upon the merger or the sale of assets not consist solely of the common stock of the succeeding Corporation or parent corporation, the Administrator may, subject to agreement by the successor, determine that the consideration to be received in exchange for the exercise of the Option for each Share resulting from exercising the Option shall solely consist of the common stock of the successor or of the parent corporation, equivalent in market value to the consideration received per share by the bearers of the Shares after the merger or sale of assets.

10. Validity of the Plan. The Options may be allocated within the Plan framework for a period of five (5) years after the date on which the Plan is approved by the Corporation's Extraordinary General Shareholders Meeting (June 4, 1998).

11.  Amendment, suspension or cancellation of the Plan.

     The Board may at any time amend, suspend or cancel the Plan. To the extent necessary in order to conform to applicable law, the Corporation shall ensure that the shareholders approve any amendment of the Plan in the fashion and to the extent required.

     No Option may be allocated during a suspension of the Plan or after its cancellation. An amendment, suspension or cancellation of the Plan shall not affect the Options already allocated, which shall remain in force for all legal purposes as if the Plan had not been amended, suspended or canceled, unless the Beneficiary and the Administrator jointly


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

     resolve otherwise. Such agreement shall be drafted in writing and signed by the Beneficiary and the Corporation.

12.  Reservation of the Shares.

     (a) The entire time that this Plan is in force, the Corporation shall reserve and keep available a sufficient number of Shares as to address the Plan conditions.

     (b) Failure by the Corporation to obtain from a government with jurisdiction such authority as the Corporation's attorney deems necessary for the issuance and legal sale of the Plan Shares in question shall release the Corporation of any liability deriving from failure to issue or sell the Shares for which such authority was unable to be obtained.

13.  Absence of impact on employment conditions.

     The Plan shall grant no Beneficiary any right with respect to maintaining employment with the Corporation. The Plan shall not in any way interfere with the right of the Beneficiary or the Corporation to end their professional relations at any time.

14.  Information intended for the Beneficiaries.

     The Corporation shall provide each Beneficiary, during the period when such Beneficiary is holding one or more valid Options, copies of the financial statements presented at the Ordinary General Shareholders Meeting convoked in order to approve the Corporation's financial statements.

15.  Transferability of Options.

     Notwithstanding any provision in this Plan or the Option Agreement to the contrary, Options may not be transferred, pledged, assigned or otherwise disposed of except by will or the laws of descent and distribution; provided, however, that Options may be, with the approval of the Committee, transferred to a member or members of an Optionee's immediate family (as defined below) or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such immediate family members (collectively, "Permitted Transferees"), subject to such rules and procedures as may from time to time be adopted or imposed by the Committee. If an Option is transferred to a Permitted Transferee, it shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Optionee. An Optionee shall notify the Corporation (or its designee) in writing prior to any proposed transfer of an Option to a Permitted Transferee and shall furnish the Corporation, upon request, with information concerning such Permitted Transferee's financial condition and investment experience. For purposes of the Plan, an Optionee's "immediate family" means spouse, lineal descendant, father, mother, brother or sister of the transferor; provided, however, that if the Corporation adopts a different definition of "immediate family" (or similar term) in connection with the transferability of employee stock options awarded to Optionees, such definition shall apply, without further action by the Board, to the Plan.

                  ACTIVCARD S.A. 1998 FRENCH STOCK OPTION PLAN

                                  U.S. APPENDIX

1.   This Appendix governs the grant of Options to United States Participants

     This Appendix constitutes the part of the Plan that will govern the subscription of Shares by, and the grant of Options to, United States Participants (the "U.S. Options") and incorporates all the terms of the Plan (as set forth above) including as modified in accordance with the provisions of this Appendix.

2.   The limit on the number of Shares which can be issued

     The maximum aggregate number of Shares (which, for this purpose, means fully paid ordinary Shares in the capital of the Corporation) which may be issued under U.S. Options, intending to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "U.S. Tax Code"), under the Plan is 1,200,000, subject to such adjustments made in a manner consistent with
     Section 422 of the U.S. Tax Code in the event of any issue or reorganization, as determined by the Board in its sole discretion. To the extent permitted under Section 422 of the U.S. Tax Code, any Shares subject to an ISO Award (as defined in Section 7 below) which lapses, expires or is otherwise terminated without the issuance of such Shares may, in its sole discretion of the Board, again be available for purposes of this limit.

3.   How U.S. Options will be granted

     All U.S. Options shall be evidenced by an instrument(s) in such form or forms as may from time to time be approved by the Board of the Committee that, among other things, shall set out the manner in which a Participant may exercise his U.S. Option and the form of payment for the Shares.

4.   Administration of this Appendix

     The Board or the Committee shall (i) administer this Appendix, (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of this Appendix and (iii) make such determinations under (including, without limitation, factual determinations), and such interpretations of, and take such actions in connection with, this Appendix or the U.S. Options as it may deem necessary or advisable, including without limitation, determinations, interpretations and actions to ensure that U.S. Options intended to qualify as ISOs shall so qualify.

5.   Section 16 Compliance

     If any officer, director or shareholder of the Corporation is awarded U.S. Options and therefore becomes subject to Section 16 of the U.S. Securities Exchange Act 1934, as amended (the "Exchange Act"), the Corporation shall take all appropriate action to ensure that such awards under this Appendix are exempt from Section l6b under the Exchange Act.

6.   Form of U.S. Options

     U.S. Options may be either ISOs under Section 422 of the U.S. Tax Code or "nonqualified stock options". The Board or the Committee shall have the sole authority and discretion as to whether and to whom to grant either type of U.S. Option; provided, however, that the terms of each U.S. Option shall specify clearly the type of U.S. Option granted and no U.S. Option shall permit a "tandem" exercise arrangement within the meaning of Temp. Treas. Reg. section 14a.422A-1(Q/A-21), (Q/A-39).

7.   Compliance with the ISO Rules

     The following provisions shall apply to any U.S. Option that is intended to qualify as an ISO (each, an "ISO Award"):

     (a) The aggregate market value (determined as of the date the ISO Award is granted in accordance with the requirements of Section 422 of the U.S. Tax Code) of the Shares underlying one or more ISO Award that is first exercisable in any calendar year (under all stock option plans of the Corporation and its Subsidiaries (within the meaning of Section 424 of the U.S. Tax Code)) shall not exceed U.S. $100,000 (or the equivalent) and, in the event that such limit is exceeded, such U.S. Options shall be treated, to the extent of such excess, as nonqualified stock options.

     (b) The exercise price of the Shares covered by each ISO Award shall not be less than 100% of the market value (determined as of the date the ISO Award is granted in accordance with the requirements of Section 422 of the U.S. Tax Code) of such Shares determined as of the date the ISO Award is granted in accordance with the requirements of Section 422 of the U.S. Tax Code (110% in the case of an ISO Award granted to a Ten Percent Shareholder).

     (c) An ISO Award may not be exercisable more than 10 years after the date such ISO Award is granted (5 years in the case of an ISO granted to a Ten Percent Shareholder).

     (d) The terms of such ISO Award shall provide that it is not transferable except by will or pursuant to the laws of descent and distribution, and shall not permit any U.S. Option designated to be an ISO to be exercised more than three months following the Participant's termination of employment with the Corporation or its Subsidiaries within the meaning of Section 424 of the U.S. Tax Code (more than

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          12 months following the Participant's death or disability, as disability is defined in Section 22(e)(3) of the U.S. Tax Code). The terms of such ISO Award shall further provide that, during the Participant's lifetime, such ISO Award shall only be exercisable by the Participant.

     (e) This Appendix may be further modified to ensure that any U.S. Option that is intended to be an ISO under this Appendix will comply with the requirements of Section 422 of the U.S. Tax Code.

8.   Term of U.S. Option: addition of consistent provisions

     Subject to the provisions of Section 7 above, in the case of an ISO, the Corporation shall determine at the date the ISO Award is granted the term during which a U.S. Option may be exercised and whether any of the U.S. Option shall be exercisable in one or more installments. A U.S. Option may also be subject to any other provision imposed by the Corporation that is consistent with the purpose and intent of this Appendix.

9.   Exercise Method of U.S. Options

     A Participant may, in accordance with the terms of an applicable Award Agreement and subject to the sole discretion of the Board or the Committee, exercise his U.S. Option, (i) by a cash payment to the Corporation of the exercise price(s) of all Shares purchased pursuant to the exercise of the U.S. Option, (ii) in Shares already owned by the Participant or (iii) by any combination of cash or Shares.

10.  U.S. Withholding Taxes: disqualifying dispositions

     It shall be a condition to the obligation of the Corporation to deliver Shares pursuant to any U.S. Option under the Plan that the Participant pays to the Corporation (or the Subsidiary that employs the Participant) such amount as may be required by the Corporation or such Subsidiary for the purpose of satisfying any liability for any U.S. federal, state or local taxes of any kind required to be withheld with respect thereto. Any U.S. Option granted under the Plan may require the Corporation (or the Subsidiary that employs the Participant), or, the Board, in its sole discretion, may permit the Participant to elect, in accordance with any applicable rules established by the Corporation, to withhold or to pay all or a part of the amount of the withholding taxes in Shares. Such election may be denied by the Corporation in its sole discretion, or may be made subject to certain conditions specified by the Board.

     The applicable ISO Award shall provide that if a Participant makes a disposition, within the meaning of Section 424(c) of the U.S. Tax Code and the regulations promulgated thereunder, of any Shares issued to such Participant pursuant to the exercise of an ISO Award within the two-year period commencing on the date of grant or within the one-year period commencing on the date of transfer of such Share to the Participant pursuant to such exercise, the Participant shall, within 10 days of such disposition, notify

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     the Corporation of it (or the Subsidiary that employs the Participant), by delivery of written notice to the Corporation or such Subsidiary at its principal executive office.

11.  Securities Laws Compliance

     No Shares may be issued or transferred in connection with the exercise of a U.S. Option, unless the Corporation shall have determined that such issue or transfer is in compliance with or pursuant to an exemption from all applicable U.S. federal and state securities laws.

12.  Certain definitions

     For the purposes of the U.S. Options, the following terms shall have the following meanings (notwithstanding any contrary provision in the Plan):

     "Participants" means the Employees who are selected by the Board or the Committee to receive U.S. Options.

     "Subsidiary" means any company (other than the Corporation) in an unbroken chain of companies beginning with the Corporation, where each of the companies other than the last company in the unbroken chain owns stock possessing 50% or more of the total combined voting powers of all classes of stock in one or the other companies in such chain.

     "Ten Percent Shareholder" means a Participant who, at the date an ISO Award is granted, owns (within the meaning of Section 422(b)(6) of the U.S. Tax
     Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or its Subsidiaries (as such term is defined in Section 424 of the U.S. Tax Code.


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